Exhibit 99.1

UGI Corporation Announces Leadership Transition

December 12, 2023

Mario Longhi Appointed Interim CEO

Roger Perreault to Step Down as President and Chief Executive Officer

Company Reaffirms Fiscal 2024 Guidance

Previously Announced Strategic Alternatives Review Process Ongoing

VALLEY FORGE, Pa., December 12 – UGI Corporation (NYSE: UGI) (the “Company”) announced today that Mario Longhi, incoming Chair of the Board of Directors, has been named interim Chief Executive Officer.  Roger Perreault has stepped down as President and Chief Executive Officer and as a member of the Board, effective immediately.

“I have worked closely with Mario over the years in our capacity as directors and am confident in his ability to lead UGI on an interim basis,” said Frank Hermance, Chairman of the Board. “On behalf of the Board, I thank Roger for his many contributions and years of service to UGI. Since joining the company in 2015, Roger has served in a multitude of leadership roles at UGI, helping lead the UGI International and AmeriGas transformation projects as well as driving the development of renewable energy solutions. We wish him the absolute best in the future.”

Mr. Longhi previously served as the Chief Executive Officer of United States Steel Corporation, a leading integrated steel producer. Mr. Longhi was formerly President and Chief Executive Officer (September 2013 to February 2017), President and Chief Operating Officer (June 2013 to September 2013), and Executive Vice President and Chief Operating Officer (July 2012 to June 2013) of United States Steel Corporation. Prior to United States Steel Corporation, Mr. Longhi spent 23 years at Alcoa, Inc. where he served in various leadership roles across multiple different global business divisions. Mr. Longhi previously was a director of Harsco Corporation, a global provider of environmental solutions for industrial and specialty waste streams and innovative technologies for the rail sector, and ITT Inc., a leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets.

As previously announced, Mr. Longhi will succeed Mr. Hermance as Chair of the UGI Board of Directors when Mr. Hermance retires from his role at UGI’s Annual Shareholder Meeting in January 2024 in compliance with the mandatory retirement age set forth in UGI’s corporate governance documents.

“I am honored to take on the role of interim CEO and, given my familiarity with the company, am confident this will be a seamless transition for all of our stakeholders,” said Mr. Longhi. “As the Board conducts its CEO search process, I look forward to working closely with my fellow directors and the entire UGI leadership team to continue our strategic review process, to best position UGI for the long-term and support sustainable value creation for our shareholders.”

As announced on August 30, 2023, the UGI Board of Directors has initiated a process to evaluate potential strategic alternatives focusing on the LPG business with the intent to unlock and maximize shareholder value. In consultation with financial and legal advisors, the UGI Board and management are considering a range of strategic, operational and financial alternatives with the goal of reducing UGI’s earnings volatility, strengthening its balance sheet, optimizing the company's cost structure and re-aligning its capital allocation priorities.

UGI also reaffirms its fiscal year 2024 guidance provided on November 16, 2023. UGI expects to deliver adjusted EPS in the range of $2.70 - $3.001 per diluted share for the fiscal year ending September 30, 2024. This guidance range assumes normal weather and the current tax regime.

About UGI Corporation

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com

CONTACT INVESTOR RELATIONS

610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498

1 Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.